Exhibit 10.4
Fourth Amendment to the Amended and Restated Employment Agreement

FOURTH AMENDMENT, dated as of, and effective, November 16, 2010 (this “Amendment”), to the Amended and Restated Employment Agreement dated as of January 16, 2007 (the “Agreement”) by and between Spectrum Brands, Inc. (the “Company”) and John A. Heil (the “Executive”).

WHEREAS, the parties desire to amend the Agreement in certain respects; and agree that all other terms and conditions of the Agreement shall otherwise remain in place, except as expressly amended herein.

NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows, effective as of the date set forth below:

1.    Section 3(e) of the Agreement is amended and restated in its entirety as follows:

“Intentionally deleted.”

2.    Section 3(f) of the Agreement is amended and restated in its entirety as follows:

New Stock-Based Award.  Subject to the Executive’s continued employment with the Company: (i) in fiscal year 2011, the Executive shall receive a grant of stock awards for fiscal year 2011 consisting of 88,888 restricted stock units covering common shares of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Parent”) (the “RSUs”) and (ii) in fiscal year 2012, the Executive shall receive a grant for fiscal year 2012 of 88,888 RSUs. The vesting of the RSUs will be subject to time and performance based vesting and shall be subject to the terms and conditions as more fully set forth in an award agreement. For the avoidance of doubt, the Executive will not be entitled to the grant of RSUs following the termination of his employment with the Company.

3.        Section 5(b)(i) of the Agreement is amended and restated in its entirety as follows:

The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (i) the Executive's Base Salary, and (ii) the annual Bonus (if any) earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs (or, if such termination is by the Company without Cause and is done so in relation to the Sale of the Pet Business, the Severance Amount, if higher), such cash amount to be paid to the Executive ratably monthly in arrears over the 24-month period immediately following such termination.  Additionally, the Company shall pay to the Executive, at the same time that such Bonus would have been paid to the Executive had the Executive’s employment not ceased, in cash following a termination under this Section 5(b), a pro rata portion of the target annual Bonus applicable to the fiscal year in which such termination occurs (based on the number of weeks worked during such fiscal year prior to such termination divided by 52) provided that the Executive actually would have earned such amount for the fiscal year in which termination occurs if the Executive’s employment had not ceased.

4.    This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Wisconsin.

5.    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

 [Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Spectrum Brands, Inc.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel

EXECUTIVE:

/s/ John A. Heil
Name:  John A. Heil